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                                                                   EXHIBIT 10.12

                                 April 12, 1999

Mr. Dave Fredrick
Mr. Frank Naso
BCS Technologies, Inc.
8400 E. Prentice avenue, Suite 1320
Englewood, CO  80111

          Re:  Letter of Understanding for continued employment with Cortelco
                 Systems, Inc. post-merger

Gentlemen:

     Please allow this letter to serve as a letter of understanding regarding your continued employment with Cortelco Systems, Inc. ("CSI") following the execution of the Merger Agreement by and between BCS Technologies, Inc. ("BCS"), BCS Mergersub, Inc. ("Mergersub"), and CSI. This letter is intended to provide a summary, at a minimum, of the basic terms of your continued employment, with written formalization of same to occur after the consummation of the merger.

     The following are features which will pertain to both Mr. Fredrick and Mr. Naso ("Employees"):

          .  Job site will remain in Denver, CO;
          . Employees will function in employment as in present capacity; . Employees will have personal control over travel schedule;

          . Employees may only be terminated, prior to the consummation of an IPO, for "gross misdeeds"; standard for termination may be changed at the discretion of Cortelco's Board of Directors following the consummation of an IPO;

          . Options may be purchased by Employees of CSI common stock as follows:

          .  60,000 shares to vest on January 2, 2001
          .  10,000 shares to vest on January 2, 2002

          . For options to be exercised, Employees must have been in continued employment with CSI, and be employed by CSI on the date the options vest, unless terminated by CSI in which case the options will vest immediately. Said options will terminate five (5) years after the date they vest.

     With regard to salaries and vacations, the following pertains to each
     Employee:
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          .  Dave Frederick is to earn a salary of $165,000 in 1999 and a salary of $175,000 in 2000. Mr. Fredrick is to be entitled to five (5) weeks paid vacation in 1999 and six (6) weeks paid vacation in 2000.

          . Frank Naso is to earn a salary of $120,000 in 1999 and a salary of $130,000 in 2000. Mr. Naso is to be entitled to five (5) weeks paid vacation in 1999 and six (6) weeks paid vacation in 2000.

     After the consummation of the merger, a formalization of the above, with any additional negotiated points, will be completed in due course.

                                    Sincerely,

                                    /s/ Stephen N. Samp

                                    Stephen N. Samp
                                    Secretary of Cortelco Systems, Inc.